NORTH SQUARE INVESTMENTS TRUST
POWER OF ATTORNEY

The undersigned constitutes each of Alan E. Molotsky, Mark D. Goodwin, David J. Gaspar, Robert M. Kurucza and Steven G. Cravath, individually, as my true and lawful attorney, with full power to each of them to sign for me and in my name, in my capacity as a trustee of North Square Investments Trust, the Registration Statement on Form N-14 relating to the proposed reorganizations of the funds listed below, each a series of Stadion Investment Trust (each, an “Acquired Fund”), into the corresponding series of North Square Investments Trust listed below (each, an “Acquiring Fund”), and any and all amendments to such Registration Statement, including pre-effective amendments and post-effective amendments, with all exhibits thereto:
Acquired Fund	Acquiring Fund
Stadion Tactical Defensive Fund	North Square Tactical Defensive Fund
Stadion Tactical Growth Fund	North Square Tactical Growth Fund
Stadion Trilogy Alternative Return Fund	North Square Trilogy Alternative Return Fund

This Power of Attorney authorizes the above individuals to sign the undersigned’s name and will remain in full force and effect until specifically rescinded by the undersigned.
The undersigned specifically permits this Power of Attorney to be filed, as an exhibit to any such Registration Statement on Form N-14 or any amendment thereto, with the Securities and Exchange Commission.

Dated:     January 12, 2021

/s/ David B. Boon
David B. Boon, Trustee

/s/ Mark D. Goodwin
Mark D. Goodwin, Trustee

/s/ Donald J. Herrema
Donald J. Herrema, Trustee

/s/ Catherine A. Zaharis
Catherine A. Zaharis, Trustee